UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 27, 2012

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California (Address of Principal Executive Offices)	92122 (Zip Code)

Registrant’s telephone number, including area code: (858) 677-0900

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions (see General Instructions A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

During December 2012, certain subsidiaries of Retail Opportunity Investments Corp. (the "Company") completed the acquisition of a portfolio comprising of three shopping centers (collectively, the "Properties") from an unaffiliated group of sellers. In addition, as described below, the Company has entered into an agreement to acquire an additional shopping center from an affiliate of the sellers and has entered into right of first refusal agreements in connection with three additional shopping centers owned by certain affiliates of the sellers. The sellers have no material relationship with the Company or any of its directors or officers and the acquisition of the Properties was not an affiliated transaction.

On December 4, 2012, a subsidiary of the Company acquired a shopping center known as Cypress West from H.R. Barros Cypress Limited Partnership for an aggregate purchase price of approximately $27.75 million, in cash.  The shopping center is located in Cypress, California, in Orange County and at the time of acquisition was  94.1% leased. The shopping center is approximately 106,000 square feet and is anchored by Ralph’s Supermarket (Kroger) and Rite Aid.

On December 27, 2012, a subsidiary of the Company acquired a shopping center known as Redondo Beach Plaza from HRB Redondo Beach Plaza Limited Partnership for an aggregate purchase price of approximately $30.75 million, in cash. The shopping center is located in Redondo Beach, California, within the Los Angeles metropolitan area and at the time of acquisition was 98.8% leased. The shopping center is approximately 111,000 square feet and is anchored by Von’s Supermarket (Safeway).

On December 27, 2012, a subsidiary of the Company acquired a shopping center known as Harbor Place Center from H.R. Barros Harbor, LLC for an aggregate purchase price of approximately $27.60 million, in cash. The shopping center is located in Garden Grove, California, in Orange County and at the time of acquisition was 100% leased.  The shopping center is approximately 120,000 square feet and is anchored by Albertson’s Supermarket and Ross Dress for Less.  Albertson’s Supermarket is no longer operating at the shopping center.

Item 8.01 Other Events

Agreement to Acquire Additional Shopping Center

On November 13, 2012, the Company entered into an Agreement of Purchase and Sale and Escrow Instructions (the "Diamond Bar Purchase Agreement") with H.R. Barros Family Limited Partnership to acquire a shopping center known as Diamond Bar Town Center shopping center ("Diamond Bar Town Center") for an aggregate purchase price of approximately $27.80 million.  The shopping center is located in Diamond Bar, California, within the Los Angeles metropolitan area and is currently 91.2% leased. The shopping center is approximately 107,000 square feet and is anchored by Wal-Mart Market grocery store.

The Diamond Bar Purchase Agreement contains terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature.  The acquisition of Diamond Bar Town Center remains subject to customary closing conditions.  The Company has paid a deposit of $1.0 million, which is nonrefundable in the event the closing fails to occur because of a breach by the Company.

Rights of First Refusal Agreements

In connection with the acquisition of the Properties and the agreement to acquire Diamond Bar Town Center, on December 24, 2012, the Company entered into Right of First Refusal Agreements with La Caranda Limited Partnership, HRB Plaza Del Sol, LLC and Barros Peninsula Marketplace, LLC which provide the Company with a contractual right of first refusal to acquire three additional shopping centers: Hawthorne Plaza, Plaza Del Sol and Peninsula Marketplace, located in Hawthorne, California, Burbank, California and Huntington Beach, California, respectively.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

The financial statements that are required to be filed pursuant to this Item will be filed under cover of  a Form 8-K/A as soon as practicable, but no later than 71 days after the date on which this initial Form 8-K is required to be filed.

(b)           Pro Forma Financial Information.

The pro forma financial information that is required to be filed pursuant to this Item will be filed under cover of a Form 8-K/A as soon as practicable, but no later than 71 days after the date on which this initial Form 8-K is required to be filed.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company has based these forward-looking statements on the current expectations and projections of the Company about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the Company’s other Securities and Exchange Commission filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Opportunity Investments Corp.

Dated:  January 2, 2013                                                        By:  /s/ Michael B. Haines
Michael B. Haines
Chief Financial Officer